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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

SYMBION, INC.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
871807109
(CUSIP Number)
DECEMBER 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	871507109	Page	2	of	12

1	NAMES OF REPORTING PERSONS: JACK TYRRELL

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	U.S. CITIZEN

	5	SOLE VOTING POWER:

NUMBER OF		15,439

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		718,088

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		15,439

WITH:	8	SHARED DISPOSITIVE POWER:

		718,088

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	871507109	Page	3	of	12

1	NAMES OF REPORTING PERSONS: W. PATRICK ORTALE III

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	U.S. CITIZEN

	5	SOLE VOTING POWER:

NUMBER OF		1,162

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		718,088

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,162

WITH:	8	SHARED DISPOSITIVE POWER:

		718,088

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	871507109	Page	4	of	12

1	NAMES OF REPORTING PERSONS: RICHLAND VENTURES II, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		347,711

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		347,711

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	871507109	Page	5	of	12

1	NAMES OF REPORTING PERSONS: RICHLAND PARTNERS II

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		347,711

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		347,711

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	871507109	Page	6	of	12

1	NAMES OF REPORTING PERSONS: RICHLAND VENTURES III, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		370,377

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		370,377

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	871507109	Page	7	of	12

1	NAMES OF REPORTING PERSONS: RICHLAND PARTNERS III

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		370,377

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		370,377

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	734,689 (See Item 4 on page 9)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	871507109	Page	8	of	12

Item 1(a)	Name of Issuer: Symbion, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices: 40 Burton Hills Blvd., Suite 500, Nashville, TN 37215

Item 2(a)	Name of Person Filing: Jack Tyrrell W. Patrick Ortale III Richland Ventures II, L.P. Richland Partners II Richland Ventures III, L.P. Richland Partners III

Item 2(b)	Address of Principal Business Office or, if None, Residence: 1201 16TH Avenue South, Nashville, TN 37212

Item 2(c).	Citizenship:
Jack Tyrrell — U.S. Citizen
W. Patrick Ortale III — U.S. Citizen
Richland Ventures II, L.P. — Delaware
Richland Partners II — Delaware
Richland Ventures III, L.P. — Delaware
Richland Partners III — Delaware

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 871507109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                     Not Applicable

CUSIP No.	871507109	Page	9	of	12

Item 4.	Ownership.

Richland Ventures II, L.P. (“Ventures II”) is the direct beneficial owner of 347,711 shares of Symbion common stock. Richland Ventures III, L.P. (“Ventures III”) is the direct beneficial owner of 370,377 shares of Symbion common stock. Jack Tyrrell (“Tyrrell”) is the direct beneficial owner of 344 shares of Symbion common stock and currently exercisable options to purchase 13,695 shares of Symbion common stock and is the indirect beneficial owner of 1,400 shares of Symbion common stock that is held by a limited partnership of which he is a general partner. W. Patrick Ortale (“Ortale”) is the direct beneficial owner of 1,162 shares of Symbion Common Stock. Richland Partners II (“Partners II”) is the general partner of Ventures II. Richland Partners III (“Partners III”) is the general partner of Ventures III. Tyrrell and Ortale are the general partners of Partners II and Partners III. Ventures II, Ventures III, Partners II, Partners III, Tyrrell and Ortale may be deemed to have beneficial ownership of all equity securities held by any member of the group.

(a) Amount beneficially owned:
Jack Tyrrell — 734,689
W. Patrick Ortale III — 734,689
Richland Ventures II, L.P. — 734,689
Richland Partners II — 734,689
Richland Ventures III, L.P. — 734,689
Richland Partners III — 734,689
(b) Percent of class:
Jack Tyrrell — 3.4%
W. Patrick Ortale III — 3.4%
Richland Ventures II, L.P. — 3.4%
Richland Partners II — 3.4%
Richland Ventures III, L.P. — 3.4%
Richland Partners III — 3.4%
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote:
Jack Tyrrell — 15,439
W. Patrick Ortale III — 1,162
Richland Ventures II, L.P. — 347,711
Richland Partners II — 347,711
Richland Ventures III, L.P. — 370,377
Richland Partners III — 370,377
(ii) Shared power to vote or direct the vote:
Jack Tyrrell — 718,088
W. Patrick Ortale III — 718,088

CUSIP No.	871507109	Page	10	of	12

Richland Ventures II, L.P. — 0
Richland Partners II — 0
Richland Ventures III, L.P. — 0
Richland Partners III — 0
(iii) Sole power to dispose or to direct the disposition of:
Jack Tyrrell — 15,439
W. Patrick Ortale III — 1,162
Richland Ventures II, L.P. — 347,711
Richland Partners II — 347,711
Richland Ventures III, L.P. — 370,377
Richland Partners III — 370,377
(iv) Shared power to dispose or to direct the disposition of:
Jack Tyrrell — 718,088
W. Patrick Ortale III — 718,088
Richland Ventures II, L.P. — 0
Richland Partners II — 0
Richland Ventures III, L.P. — 0
Richland Partners III — 0

Item 5.	Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
     Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
     Not Applicable

Item 8.	Identification and Classification of Members of the Group.
     See Exhibit A.

Item 9.	Notice of Dissolution of Group.
     Not Applicable

Item 10.	Certification.
     Not Applicable

CUSIP No.	871507109	Page	11	of	12
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 6, 2006

/s/ Jack Tyrrell

JACK TYRRELL

/s/ W. P. Ortale III

W. PATRICK ORTALE III

RICHLAND VENTURES II, L.P. BY: RICHLAND PARTNERS II
Its General Partner

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND PARTNERS II

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND VENTURES III, L.P. BY: RICHLAND PARTNERS III
Its General Partner

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND PARTNERS III

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner
Attention: Intentional misstatements or omissions of fact
constitute federal criminal violations (see 18.U.S.C. 1001).

CUSIP No.	871507109	Page	12	of	12
Exhibit A
     We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on our behalf.
Date: February 6, 2006

/s/ Jack Tyrrell

JACK TYRRELL

/s/ W. P. Ortale III

W. PATRICK ORTALE III

RICHLAND VENTURES II, L.P. BY: RICHLAND PARTNERS II
Its General Partner

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND PARTNERS II

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND VENTURES III, L.P. BY: RICHLAND PARTNERS III
Its General Partner

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner

RICHLAND PARTNERS III

BY:	/s/ Jack Tyrrell

JACK TYRRELL General Partner